Exhibit 99.1

THE HOWARD HUGHES CORPORATION REPORTS SECOND QUARTER 2013 RESULTS

Second Quarter Highlights

•                  Second quarter 2013 net income was $42.1 million, excluding the $(111.2) million non-cash warrant loss and $(7.5) million non-cash loss relating to a reduction in the tax indemnity receivable, compared to the second quarter 2012 net income of $19.7 million, excluding the $23.4 million non-cash warrant gain and $(8.8) million reduction in the tax indemnity receivable.

•                  Master Planned Community (“MPC”) land sales increased 60.0% to $67.7 million for the second quarter 2013 compared to $42.3 million for the second quarter 2012.

•                  The Summerlin MPC in Las Vegas increased land sales for the three and six months ended June 30, 2013 by 79.9% and 154.7% to $24.3 million and $52.4 million, respectively, compared to $13.5 million and $20.6 million for the same periods in 2012.

•                  Net operating income (“NOI”) for our income-producing Operating Assets decreased $5.4 million to $14.2 million for the second quarter 2013, compared to $19.6 million for the second quarter 2012.  Second quarter 2013 results include a $(3.5) million negative NOI impact from Superstorm Sandy at South Street Seaport, a $(0.7) million negative impact from vacating Riverwalk Marketplace for redevelopment, and a $(1.0) million negative impact resulting from the redevelopment of The Woodlands Resort and Conference Center.  We expect that substantially all of the lost income caused by the storm will be covered by insurance.

•                  The sold out 206-unit ONE Ala Moana luxury condominium project that we are developing in a 50/50 joint venture with local developers in Honolulu, HI, closed on a $132.0 million construction loan and $40.0 million in mezzanine financing.  Upon closing of the loan, we sold our condominium rights to the venture at a $47.5 million valuation and received $35.3 million of cash proceeds, inclusive of $4.5 million of cost reimbursements. Construction of the tower began in the second quarter 2013 with an expected fourth quarter 2014 completion date.

•                  Completed 3 Waterway Square, a 97% leased 232,000 square foot Class A office building in The Woodlands. On August 2, 2013, we refinanced its $43.3 million construction loan with a $52.0 million 15-year non-recourse first mortgage at 3.94%.

•                  Continued construction of One Hughes Landing, a 197,000 square foot Class A office building to be completed in the third quarter 2013 which is presently 87% pre-leased.  During the second quarter 2013, we announced and began construction on Two Hughes Landing, a 197,000 square foot Class A office building that we expect to complete in the second quarter of 2014. In June 2013, we announced plans to construct a 391-unit Class A multi-family project within Hughes Landing.  Construction will begin in the third quarter 2013 and completion is planned for the first quarter of 2015.

•                  Began the redevelopment of Riverwalk Marketplace into the nation’s first upscale urban outlet center. The project is 83% pre-leased, and upon completion in 2014, will comprise approximately 250,000 square feet of retail space.

•                  Began construction of the 1.6 million square foot Shops at Summerlin mixed-use development, which is expected to open by the end of 2014.

•                  Received unanimous approval from the City of Alexandria to redevelop the Landmark Mall into a 750,000 square foot mixed-use development. Construction is expected to begin by the spring of 2014 with the first phase opening by the spring of 2016.

DALLAS, August 8, 2013 - The Howard Hughes Corporation (NYSE: HHC) or (the “Company”) today announced its results for the second quarter 2013.

For the three months ended June 30, 2013, net loss attributable to common stockholders was $(76.6) million, or ($1.94) per diluted common share, compared with net income attributable to common stockholders of $34.3 million, or $0.27 per diluted common share for the three months ended June 30, 2012.  Second quarter 2013 net income attributable to common stockholders includes a $(111.2) million warrant loss and $(7.5) million non-cash loss relating to a reduction in the tax indemnity receivable.  Excluding these non-cash charges, net income attributable to common stockholders was $42.1 million or $1.00 per diluted common share for the second quarter 2013.  Excluding the $23.4 million warrant gain and $(8.8) million reduction in tax indemnity receivable non-cash charges, net income attributable to common stockholders was $19.7 million, or $0.49 per diluted common share for the second quarter 2012.

David R. Weinreb, CEO of The Howard Hughes Corporation, stated, “The Howard Hughes Corporation had an outstanding second quarter 2013, delivering a record $47.8 million of operating income.  Our master planned communities are experiencing very strong demand from homebuilders for land.  Residential land sales for the first six months of 2013 increased 59% to $112.3 million compared to the first six months of 2012.  In our operating assets and strategic developments segments, we began construction on over two million square feet of commercial property development, including the 1.6 million square foot Shops at Summerlin project, 250,000 square foot transformation of the Riverwalk Marketplace into The Outlet Collection at Riverwalk and the 200,000 square foot Two Hughes Landing office building.  The ONE Ala Moana joint venture also began construction on the sold out 206-unit condominium tower.”

Business Segment Operating Results

For comparative purposes, Master Planned Communities (“MPC”) land sales and net operating income (“NOI”) from our Operating Assets segment are presented in the Supplemental Information contained in this earnings release. For a reconciliation of Operating Assets NOI to Operating Assets real estate property earnings before taxes (“REP EBT”), Operating Assets REP EBT to GAAP-basis net income (loss), and segment-basis MPC land sales revenue to GAAP-basis land sales revenue, refer to the

Supplemental Information contained in this earnings release.  Non-recourse debt means that the debt is non-recourse to The Howard Hughes Corporation, not to the asset.

Master Planned Communities

Land sales in our MPC segment, excluding deferred land sales and other revenue, increased $25.4 million, or 60.0%, to $67.7 million for the three months ended June 30, 2013 as compared to the three months ended June 30, 2012. The increase in revenues was primarily a result of a $26.9 million increase in residential lot sales at The Woodlands and an $11.6 million increase in residential lot sales at Summerlin, partially offset by a $6.0 million decrease in residential land sales at Bridgeland and the Columbia, Maryland communities, and a $6.3 million decrease in commercial and other land sales at The Woodlands.

At Summerlin, existing inventory levels for both new and resale homes is decreasing as the housing market strengthens.  New housing demand and a scarcity of attractive land is driving significant increases in land prices. Builder activity continues to improve at Summerlin as homebuilder sales increased 34.6% with 179 new home sales during the second quarter 2013 compared to 133 for the same period in 2012.  Summerlin’s average sale price per acre for superpad sites increased 64.4% to $370,000 per acre for the second quarter 2013, compared to $225,000 per acre for the second quarter 2012.

The Woodlands residential land sales for the three months ended June 30, 2013 increased 185.4% to $41.5 million for the second quarter 2013 compared to $14.5 million for the second quarter 2012.  Average price per acre increased 73.0% and average price per detached lot increased 86.7% to $168,000 from $90,000 over the same period.  Commercial and other land sales were $0.1 million for the second quarter 2013 compared to $6.4 million for the second quarter 2012.  We expect future commercial land sales to be lumpy because our strategy is to hold and develop in the vicinity of The Woodlands Town Center and opportunistically sell commercial land in outer areas of the MPC.

Bridgeland’s land sales revenues were $1.9 million for the second quarter 2013, a decrease of $3.8 million compared to the second quarter 2012.  Average price per lot increased 31.4% to $67,000.  The increase in per lot price and decrease in sales were due to the mix of lots sold and the low level of lot availability in the Bridgeland community, with 43 lots remaining in inventory at June 30, 2013. We are pursuing approval from the U.S. Army Corps of Engineers to develop 806 acres of land in Bridgeland and believe we could quickly complete and deliver lots to meet market demand when approval is received.

The Houston, Texas area continues to benefit from a strong energy sector.  We anticipate that the expected influx in 2014 and 2015 of approximately 10,000 employees to ExxonMobil’s new 385-acre corporate campus, which is under construction just south of the Woodlands, will continue to drive demand for residential housing and commercial space.  Construction of Houston’s perimeter loop, the Grand Parkway, is also expected to serve as a catalyst for growth in Bridgeland and The Woodlands communities as sections are completed in early 2014 through early 2015.  The Parkway bisects the Bridgeland community and connects the airport, Energy Corridor and the ExxonMobil campus.

Operating Assets

NOI from the combined retail, office and resort and conference center and multi-family properties was $14.2 million for the three months ended June 30, 2013 compared to NOI of $19.6 million for the three months ended June 30, 2012.  We refer to these properties as our “income-producing Operating Assets.”  These amounts include our share of NOI from our non-consolidated ventures of $0.4 million and $1.0 million for the same periods.

The $5.4 million decrease in NOI for the second quarter 2013 compared to the second quarter 2012 is primarily attributable to the $(3.5) million decrease at South Street Seaport due to Superstorm Sandy, $(0.7) million decrease at Riverwalk Marketplace because the property was vacated for redevelopment and $(1.0) million negative variance at The Woodlands Resort and Conference Center caused primarily by lower group business resulting from redevelopment at this property.

South Street Seaport had an NOI loss of $(1.8) million for the second quarter 2013 compared to NOI of $1.7 million for the second quarter 2012.  The property is only partially operating while remediation and repairs from the storm continue.  We believe that our insurance will cover substantially all of the cost of repairing the property and will also compensate us for any income that has been lost as a result of the storm.  A majority of the vacant space will remain empty in advance of redevelopment of Pier 17 and the historic buildings on the site, which is expected to begin by the fourth quarter 2013.

Riverwalk Marketplace had an NOI loss of $(0.3) million for the second quarter 2013 compared to NOI of $0.3 million for second quarter 2012.  The decrease is the result of vacating the property in advance of its redevelopment into an upscale urban outlet center — The Outlet Collection at Riverwalk.  The property is 83% pre-leased and development costs are expected to total approximately $82 million.  Construction began in June 2013 and the property is expected to reopen in 2014.

The Woodlands Resort and Conference Center second quarter 2013 NOI was $3.6 million compared to $4.6 million for the second quarter 2012.  During the first quarter 2013, we began a $75.4 million renovation and redevelopment of the property.  Second quarter 2013 NOI was negatively impacted by the ongoing renovation, which caused lower group business compared to second quarter 2012.

3 Waterway Square, a 232,000 square foot Class A office building in The Woodlands, was completed in June 2013.  The building is 97% leased and is expected to generate approximately $6.0 million of annual NOI in 2014 based on in-place leases.  The building generated $0.1 million of NOI for the portion of the time it was open during the second quarter 2013.  On August 2, 2013, we closed on a $52.0 million 15-year non-recourse mortgage financing at 3.94% that refinanced the $43.3 million construction loan on the building.

Strategic Developments

During the second quarter 2013, construction began on ONE Ala Moana, a luxury 206-unit condominium tower, which is being developed in a 50/50 joint venture.  In the second quarter of 2013, the venture closed on a $132.0 million mortgage financing. Upon closing of the loan, we sold our condominium air rights valued at $47.5 million to the joint venture, received $35.3 million of cash proceeds and our partner contributed $16.8 million of cash to the venture as an equity contribution.  Net income from our strategic development segment for the three months ended June 30, 2013 includes a $15.1 million gain from the sale of our condominium rights and $5.2 million in earnings from Real Estate Affiliates related to our 50% interest in the joint venture’s income from the condominium project using the percentage of completion method.

In May 2013, we began construction on our 1.6 million square foot Shops at Summerlin mixed-use project.  Development costs are expected to total approximately $390 million, excluding land value, and the targeted opening date is during the fourth quarter 2014. Through June 30, 2013 we have incurred approximately $17.1 million of development costs for this project and we expect to close on a financing for this development in the second half of 2013.

Construction continued at The Metropolitan in Downtown Columbia, previously known as Columbia Parcel D, a 380-unit multi-family project with 14,000 square feet of ground floor retail space. In 2011, we contributed land with a fair value of $20.3 million and having a $3.0 million book value to a 50/50 joint venture with a local developer.  On July 11, 2013, the joint venture closed a seven-year $64.1 million non-recourse construction loan and we received $7.6 million in cash.  Our capital investment in the venture consists of land and improvements valued at $20.3 million.  The total project budget is $96.9 million, including our contributed land and improvements, and the project is expected to be completed by the end of 2014.

As of August 7, 2013, One Hughes Landing, a 197,000 square foot Class A office building being built in The Woodlands, is 87% pre-leased.  Total budgeted construction cost is $50 million (exclusive of land value).  We have incurred $24.3 million of costs related to this project as of June 30, 2013 and construction is expected to be completed in third quarter 2013.  During the second quarter 2013, we announced and began construction on Two Hughes Landing, a 197,000 square foot Class A office building being built adjacent to One Hughes Landing.  Total budgeted construction costs are $49 million (exclusive of land value) with a second quarter 2014 expected completion date.

During the second quarter 2013, we continued the redevelopment of Ward Centers into the 60-acre Ward Village master planned community, which will include office, retail and residential space, to be completed in phases.  We announced the first phase, estimated to be completed in 2016, which includes two market-rate residential towers and a workforce housing tower.  The $24.4 million renovation to convert a portion of our IBM office building into a world-class sales center for the entire project is expected to be completed by the fourth quarter 2013.

About The Howard Hughes Corporation

The Howard Hughes Corporation owns, manages and develops commercial, residential and mixed-use real estate throughout the United States. Our properties include master planned communities, commercial mixed-use, retail and office properties, development opportunities and other unique assets spanning 18 states from New York to Hawaii. The Howard Hughes Corporation is traded on the New York Stock Exchange under the ticker symbol “HHC” and is headquartered in Dallas, Texas. For more information, visit www.howardhughes.com.

Safe Harbor Statement

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “expect,” “enables,” “realize,” “plan,” “intend,” “transform” and other words of similar expression, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s expectations, estimates, assumptions and projections as of the date of this release and are not guarantees of future performance. Actual results may differ materially from those expressed or implied in these statements. Factors that could cause actual results to differ materially are set forth as risk factors in The Howard Hughes Corporation’s filings with the Securities and Exchange Commission, including its Quarterly and Annual Reports.  We caution you not to place undue reliance on the forward-looking statements contained in this release and do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

For more information, contact:

The Howard Hughes Corporation

Caryn Kboudi, 214-741-7744

caryn.kboudi@howardhughes.com

THE HOWARD HUGHES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(In thousands, except per share amounts)
Revenues:
Master Planned Community land sales	$66,021	$43,928	$113,247	$80,017
Builder price participation	2,426	1,528	3,701	2,341
Minimum rents	20,134	20,577	39,060	39,474
Tenant recoveries	5,065	6,003	10,390	11,867
Condominium rights and unit sales	30,381	134	30,381	267
Resort and conference center revenues	11,270	11,970	22,374	21,626
Other land revenues	3,830	3,531	6,632	7,048
Other rental and property revenues	7,925	6,268	11,358	11,062
Total revenues	147,052	93,939	237,143	173,702
Expenses:
Master Planned Community cost of sales	29,854	22,978	55,553	41,657
Master Planned Community operations	9,794	9,979	18,290	21,026
Other property operating costs	17,334	15,044	32,854	29,373
Rental property real estate taxes	3,359	3,171	7,116	7,009
Rental property maintenance costs	2,143	2,086	3,948	4,041
Condominium rights and unit cost of sales	15,272	36	15,272	96
Resort and conference center operations	7,680	7,371	15,156	14,785
Provision for doubtful accounts	277	164	706	45
General and administrative	6,769	8,160	17,940	16,557
Depreciation and amortization	6,780	5,893	13,224	10,951
Total expenses	99,262	74,882	180,059	145,540

Operating income	47,790	19,057	57,084	28,162

Interest income	2,067	2,342	4,423	4,673
Interest expense	—	(200)	(143)	(201)
Warrant liability gain (loss)	(111,200)	23,430	(144,227)	(98,421)
Reduction in tax indemnity receivable	(7,499)	(8,782)	(9,403)	(8,782)
Equity in earnings from Real Estate Affiliates	5,707	446	8,440	3,122
Income (loss) before taxes	(63,135)	36,293	(83,826)	(71,447)
Provision for income taxes	13,361	1,301	15,840	5,085
Net income (loss)	(76,496)	34,992	(99,666)	(76,532)
Net income attributable to noncontrolling interests	(58)	(682)	(12)	(1,418)
Net income (loss) attributable to common stockholders	$(76,554)	$34,310	$(99,678)	$(77,950)

Basic earnings (loss) per share:	(1.94)	$0.91	$(2.53)	$(2.06)

Diluted earnings (loss) per share:	$(1.94)	$0.27	$(2.53)	$(2.06)

THE HOWARD HUGHES CORPORATION

CONSOLIDATED BALANCE SHEETS

UNAUDITED

	June 30,	December 31,
	2013	2012
	(In thousands, except share amounts)
Assets:
Investment in real estate:
Master Planned Community assets	$1,562,745	$1,563,122
Land	253,341	252,593
Buildings and equipment	719,111	657,268
Less: accumulated depreciation	(123,794)	(112,491)
Developments	307,434	273,613
Net property and equipment	2,718,837	2,634,105
Investment in Real Estate Affiliates	56,732	32,179
Net investment in real estate	2,775,569	2,666,284
Cash and cash equivalents	213,196	229,197
Accounts receivable, net	18,667	13,905
Municipal Utility District receivables, net	116,982	89,720
Notes receivable, net	22,976	27,953
Tax indemnity receivable, including interest	313,925	319,622
Deferred expenses, net	17,478	12,891
Prepaid expenses and other assets, net	125,803	143,470
Total assets	$3,604,596	$3,503,042

Liabilities:
Mortgages, notes and loans payable	715,530	$688,312
Deferred tax liabilities	89,331	77,147
Warrant liabilities	267,800	123,573
Uncertain tax position liability	136,387	132,492
Accounts payable and accrued expenses	178,232	170,521
Total liabilities	1,387,280	1,192,045

Commitments and Contingencies

Equity:
Preferred stock: $.01 par value; 50,000,000 shares authorized, none issued	—	—
Common stock: $.01 par value; 150,000,000 shares authorized, 39,576,344 shares issued and outstanding as of June 30, 2013 and 39,498,912 shares issued and outstanding as of December 31, 2012	396	395
Additional paid-in capital	2,826,609	2,824,031
Accumulated deficit	(609,291)	(509,613)
Accumulated other comprehensive loss	(7,773)	(9,575)
Total stockholders’ equity	2,209,941	2,305,238
Noncontrolling interests	7,375	5,759
Total equity	2,217,316	2,310,997
Total liabilities and equity	$3,604,596	$3,503,042

Supplemental Information

June 30, 2013

As our three segments, Master Planned Communities, Operating Assets and Strategic Developments, are managed separately, we use different operating measures to assess operating results and allocate resources among these three segments. The one common operating measure used to assess operating results for our business segments is real estate property earnings before taxes (“REP EBT”), which represents the operating revenues of the properties less property operating expenses. REP EBT, as it relates to our business, is defined as net income (loss) excluding general and administrative expenses, corporate interest income and depreciation expense, provision (benefit) for income taxes, warrant liability gain (loss), and the reduction in tax indemnity receivable. We present REP EBT because we use this measure, among others, internally to assess the core operating performance of our assets. However, REP EBT should not be considered as an alternative to GAAP net income (loss).

Reconciliation of REP EBT to GAAP-net	Three Months Ended June 30,		Six Months Ended June 30,
income (loss)	2013	2012	2013	2012
	(In thousands)		(In thousands)

REP EBT	$61,065	$27,686	$84,042	$48,116
General and administrative	(6,769)	(8,160)	(17,940)	(16,557)
Corporate interest income, net	1,594	2,277	4,304	4,499
Warrant liability gain (loss)	(111,200)	23,430	(144,227)	(98,421)
Provision for income taxes	(13,361)	(1,301)	(15,840)	(5,085)
Reduction in tax indemnity receivable	(7,499)	(8,782)	(9,403)	(8,782)
Corporate depreciation	(326)	(158)	(602)	(302)
Net income (loss)	$(76,496)	$34,992	$(99,666)	$(76,532)

	MPC Sales Summary
	Land Sales		Acres Sold		Number of Lots/Units		Price per acre		Price per lot
	Three Months ended June 30,
($ In thousands)	2013	2012	2013	2012	2013	2012	2013	2012	2013	2012

Columbia
Residential
Townhomes	$—	$2,233	—	0.7	—	15	$—	$—	$—	$149

Bridgeland
Residential
Single family - detached	1,869	5,669	6.0	21.6	28	111	312	262	67	51

Summerlin
Residential
Single family - detached	2,086	6,536	2.7	9.5	25	66	773	688	83	99
Custom lots	1,733	2,456	1.7	3.4	4	6	1,019	722	433	409
Super pad sites	20,434	3,706	55.2	16.5	272	84	370	225	75	44
Commercial
Retail	—	784	—	1.0	—	—	—	784	—	—
	24,253	13,482	59.6	30.4	301	156	407	443	81	81

The Woodlands
Residential
Single family - detached	40,581	14,527	65.4	40.5	241	161	621	359	168	90
Single family - attached	872	—	2.1	—	22	—	415	—	40	—
Commercial
Office and other	—	5,106	—	10.4	—	—	—	491	—	—
Retail	—	1,250	—	1.2	—	—	—	1,042	—	—
Other	135	50	0.7	0.8	—	—	193	63	—	—
	41,588	20,933	68.2	52.9	263	161	610	396	158	90

Total acreage sales revenue	67,710	42,317	133.8	105.6	592	443
Deferred revenue	(6,055)	(77)
Special Improvement District revenue	4,366	1,688
Total segment land sale revenues	$66,021	$43,928

	MPC Sales Summary
	Land Sales		Acres Sold		Number of Lots/Units		Price per acre		Price per lot
	Six Months ended June 30,
($ In thousands)	2013	2012	2013	2012	2013	2012	2013	2012	2013	2012

Columbia
Residential
Townhomes	$—	$4,156	—	1.2	—	28	$—	$—	$—	$148

Bridgeland
Residential
Single family - detached	5,458	11,014	18.0	41.5	80	209	303	266	68	53

Summerlin
Residential
Single family - detached	8,185	7,744	11.1	11.3	88	80	737	685	93	97
Custom lots	2,740	3,246	2.9	4.1	6	8	945	792	457	406
Super pad sites	41,509	8,816	143.0	39.2	673	179	290	225	62	49
Commercial
Retail	—	784	—	1.0	—	—	—	784	—	—
	52,434	20,590	157.0	55.6	767	267	334	370	68	74

The Woodlands
Residential
Single family - detached	52,812	35,562	90.6	98.7	353	363	583	360	150	98
Single family - attached	1,574	—	3.8	—	40	—	414	—	39	—
Commercial
Office and other	—	5,106	—	10.4	—	—	—	491	—	—
Retail	—	1,250	—	1.2	—	—	—	1,042	—	—
Other	135	50	0.7	0.8	—	—	193	63	—	—
	54,521	41,968	95.1	111.1	393	363	573	378	138	98

Total acreage sales revenue	112,413	77,728	270.1	209.4	1,240	867
Deferred revenue	(7,659)	(820)
Special Improvement District revenue	8,493	3,109
Total segment land sale revenues	$113,247	$80,017

Operating Assets Net Operating Income

The Company believes that NOI is a useful supplemental measure of the performance of our Operating Assets because it provides a performance measure that, when compared year over year, reflects the revenues and expenses directly associated with owning and operating real estate properties and the impact on operations from trends in occupancy rates, rental rates, and operating costs. We define NOI as revenues (rental income, tenant recoveries and other income) less expenses (real estate taxes, repairs and maintenance, marketing and other property expenses). NOI also excludes straight line rents and incentives, net interest expense, depreciation, ground rent, other amortization expenses including lease intangibles, and equity in earnings from Real Estate Affiliates.

We use NOI to evaluate our operating performance on a property-by-property basis because NOI allows us to evaluate the impact that factors such as lease structure, lease rates and tenant base, which vary by property, have on our operating results, gross margins and investment returns.

Although we believe that NOI provides useful information to the investors about the performance of our Operating Assets due to the exclusions noted above, NOI should only be used as an alternative measure of the financial performance of such assets and not as an alternative to GAAP net income (loss).

Operating Assets NOI and REP EBT

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(In thousands)		(In thousands)

Retail
Ward Centers	$5,883	$5,555	$11,862	$11,119
South Street Seaport (a)	(1,776)	1,749	(3,437)	2,207
Rio West Mall	292	330	638	730
Landmark Mall	251	234	394	509
Riverwalk Marketplace (b)	(338)	315	(771)	479
Cottonwood Square	143	110	243	223
Park West	281	222	564	488
20/25 Waterway Avenue (c)	276	396	590	835
Waterway Garage Retail	84	7	71	10
Total Retail	5,096	8,918	10,154	16,600
Office
110 N. Wacker	1,508	1,507	3,004	3,037
Columbia Office Properties	271	695	663	1,105
70 Columbia Corporate Center (d)	91	—	143	—
3 Waterway Square (e)	71	—	71	—
4 Waterway Square	1,372	1,607	2,973	2,662
9303 New Trails	452	571	929	960
1400 Woodloch Forest	287	444	669	819
2201 Lake Woodlands Drive	(73)	(2)	(31)	(2)
Total Office	3,979	4,822	8,421	8,581

Millennium Waterway Apartments (f)	1,181	260	2,377	260
The Woodlands Resort and Conference Center	3,590	4,599	7,218	6,841
Total Retail, Office, Multi-family, Resort and Conference Center	13,846	18,599	28,170	32,282

The Club at Carlton Woods	(497)	(1,294)	(1,615)	(2,302)
The Woodlands Parking Garages	(240)	(238)	(404)	(493)
The Woodlands Ground Leases	121	92	224	191
Other Properties	(67)	391	(131)	721
Total Other	(683)	(1,049)	(1,926)	(1,883)
Total Operating Assets NOI- Consolidated	13,163	17,550	26,244	30,399

Straight-line lease and incentive amortization	444	207	267	417
Depreciation and amortization	(6,398)	(5,672)	(12,516)	(10,529)
Write-off of lease intangibles and other	(392)	—	(2,505)	—
Equity in earnings from Real Estate Affiliates	363	446	3,096	3,122
Interest expense, net	(3,849)	(3,673)	(10,608)	(6,974)
Total Operating Assets REP EBT (g)	$3,331	$8,858	$3,978	$16,435

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(In thousands)		(In thousands)

Operating Assets NOI - Equity and Cost Method Investments
Millennium Waterway Apartments (f)	$—	$734	$—	$1,768
Woodlands Sarofim # 1	332	190	649	476
Stewart Title	667	536	1,066	669
Forest View/Timbermill Apartments (h)	—	88	—	582
Total NOI - equity investees	999	1,548	1,715	3,495

Adjustments to NOI (i)	(36)	(517)	(69)	(1,452)
Equity Method Investments REP EBT	963	1,031	1,646	2,043
Less: Joint Venture Partner’s Share of REP EBT	(600)	(585)	(1,053)	(1,297)
Distributions from Summerlin Hospital Investment	—	—	2,503	2,376
Segment equity in earnings from Real Estate Affiliates	$363	$446	$3,096	$3,122

Company’s Share of Equity Method Investments NOI
Millennium Waterway Apartments (f)	$—	$613	$—	$1,477
Woodlands Sarofim # 1	66	38	130	95
Stewart Title	334	268	533	335
Forest View/Timbermill Apartments (h)	—	44	—	291
Total NOI - equity investees	$400	$963	$663	$2,198

Company’s Share of Equity Method Investments Debt and Cash

	Economic	June 30, 2013
	Ownership	Debt	Cash
		(In thousands)
Woodlands Sarofim #1	20.0%	$6,692	$587
Stewart Title	50.0%	—	1,045
Summerlin Las Vegas Baseball Club	50.0%	—	398

(a)         Superstorm Sandy negatively impacted South Street Seaport NOI by approximately $(3.5) million and $(5.6) million for the three and six months ended June 30, 2013, respectively.

(b)         Riverwalk Marketplace NOI was negatively impacted by vacating tenants for redevelopment. Redevelopment began in the second quarter of 2013.

(c)          The NOI decrease for the three and six months ended June 30, 2013, as compared to 2012 was primarily attributable to a vacancy resulting from a tenant lease termination. We have executed a new lease for a replacement tenant who will take possession of the space in the third quarter of 2013.

(d)         70 Columbia Corporate Center is 94.7% leased as of August 7, 2013 and is expected to generate approximately $2.9 million of annual NOI by December 2015 when tenants have taken occupancy and free-rent periods are over.

(e)          3 Waterway was completed in June 2013 and is 97% leased as of August 7, 2013. Stabilized annual NOI based on in-place leases is approximately $6.0 million.

(f)           On May 31, 2012, we acquired our partner’s interest in the 393-unit Millennium Waterway Apartments. NOI for periods prior to June 1, 2012 is reported in the Operating Assets NOI - Equity and Cost Method Investment table.

(g)          For a detailed breakdown of our Operating Asset segment REP EBT, please refer to Note 15 - Segments in the Condensed Consolidated Financial Statements.

(h)         On April 19, 2012, the joint ventures owning the Forest View and Timbermill Apartments completed their sale to a third party. Our share of the distributable cash after repayment of debt and transaction expenses was $8.6 million.

(i)             Adjustments to NOI include straight-line and market lease amortization, depreciation and amortization and non-real estate taxes.